Exhibit 1

CUSIP No. 639048 10 7
AGREEMENT CONCERNING JOINT FILING
OF SCHEDULE 13D/A (AMENDMENT NO. 1)

The undersigned agree as follows:

(i)           each of them is individually eligible to use the Schedule 13D/A (Amendment No. 1) to which this Exhibit is attached, and such  Schedule 13D/A (Amendment No. 1) is filed on behalf of each of them; and

(ii)          each of them is responsible for the timely filing of such Schedule 13D/A (Amendment No. 1) and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated: December 23, 2008

Benchmark Performance Group, Inc.

By:	/s/ Wayne Kinsey
E. Wayne Kinsey, III

By:	/s/ Wayne Kinsey
E. Wayne Kinsey, III